Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

Coca-Cola FEMSA, S.A.B. de C.V.

Issuer

Propimex S. de R.L. de C.V.

Comercializadora La Pureza de Bebidas, S. de R.L. de C.V.

Controladora Interamericana de Bebidas, S. de R.L. de C.V.

Grupo Embotellador Cimsa, S. de R.L. de C.V.

Refrescos Victoria del Centro, S. de R.L. de C.V.

Yoli de Acapulco, S. de R.L. de C.V.

Guarantors

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
See Note(1)
Securities
Guarantees of securities
Guarantees of debt securities of Propimex, S. de R.L. de C.V.(2)
Guarantees of debt securities of Comercializadora La Pureza de Bebidas, S. de R.L. de C.V.(2)
Guarantees of debt securities of Controladora Interamericana de Bebidas, S. de R.L. de C.V.(2)
Guarantees of debt securities of Grupo Embotellador Cimsa, S. de R.L. de C.V.(2)
Guarantees of debt securities of Refrescos Victoria del Centro, S. de R.L. de C.V.(2)
Guarantees of debt securities of Yoli de Acapulco, S. de R.L. de C.V.(2)

(1)

The registrants are registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rules 456(b) and 457(r) under the Securities Act, the registrants are deferring payment of all of the registration fees relating to the registration of securities. In connection with the securities offered hereby, the registrants will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

(2)	No separate consideration will be received for the guarantees.